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Exhibit 4.5

CERTIFICATE OF TRUST OF
GMAC EDUCATION LOAN FUNDING TRUST-I

        THIS Certificate of Trust of GMAC Education Loan Funding Trust-I (the "Trust"), is being duly executed and filed by the undersigned, as trustee, to form a statutory trust under the Delaware Statutory Trust Act (12 Del. Code, § 3801 et seq.) (the "Act").

        1.    Name. The name of the statutory trust formed hereby is GMAC Education Loan Funding Trust-I.

        2.    Delaware Trustee. The name and business address of the trustee of the Trust in the State of Delaware is Wilmington Trust Company, Rodney Square North, 1100 North Market Street, Wilmington, Delaware 19890-0001, Attention: Corporate Trust Administration.

        3.    Effective Date. This Certificate of Trust shall be effective upon filing.

        IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Trust in accordance with Section 3811(a) of the Act.

WILMINGTON TRUST COMPANY, as Delaware Trustee
By:	/s/ PATRICIA A. EVANS Name: Patricia A. Evans Title: Assistant Vice President

State of Delaware
Secretary of State
Division of Corporations
Filed 10:30 AM 01/15/2003
030028936 - 3614612

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CERTIFICATE OF TRUST OF GMAC EDUCATION LOAN FUNDING TRUST-I